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                                                                   EXHIBIT 99(d)

                            THE J. M. SMUCKER COMPANY

                    EXECUTIVE COMPENSATION COMMITTEE CHARTER

                            (Adopted April 15, 2003)

PURPOSES

The primary responsibility of the executive compensation committee shall be to approve the compensation arrangements for the Company's senior management and to periodically review the compensation paid to the Board, as such responsibilities are more specifically identified below.

COMPOSITION

The size of the committee shall be determined by the Board, provided that the committee shall always have at least three members.

Each committee member will be "independent" under the rules of the New York Stock Exchange and the Company's corporate governance guidelines. Specifically, the members of the committee shall be independent of management and free from any relationship that, in the opinion of the Board, could interfere with the exercise of independent judgment for the purpose of determining the fairness of compensation arrangements for senior management and providing the recipients of compensation the protection afforded by such independent oversight.

The Board selects committee members and the committee chair. Each committee member will serve at the pleasure of the Board for such term as the Board may decide or until such committee member is no longer a Board member.

DUTIES AND RESPONSIBILITIES

The following are the duties and responsibilities of the committee:

         In consultation with senior management, the committee shall develop and implement the Company's compensation program for executive officers, including determination of amounts paid out under the Company's Management Incentive Program ("MIP").

         The committee shall review and approve, at least annually, corporate goals and objectives relating to the compensation of the co-CEOs and the other executive officers of the Company and evaluate the co-CEOs' performances in light of those goals and make recommendations to the Board with respect to the Company's MIP and other equity-based plans. The committee will set the compensation of the co-CEOs, the Company's executive officers, and selected other senior managers.

         The committee shall review and approve the Company's equity incentive plans and grants of stock options and other equity or equity-based awards, in the

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         manner and on such terms and conditions as may be prescribed by the
         Company's equity incentive plans.

         The committee shall review issues relating to management succession, as appropriate.

         In consultation with senior management, the committee shall oversee regulatory compliance with respect to compensation matters.

         The committee shall review and, as appropriate, make recommendations to the Board regarding the compensation paid to the nonemployee members of the Board. In its periodic evaluation of Board compensation, the committee will refer to the policy statement on Board compensation attached to this charter as Attachment A.

         The committee shall report its activities to the Board in such manner and at such times as the committee or the Board deem appropriate.

MEETINGS

The committee shall meet as frequently as necessary to carry out its responsibilities under this charter. The committee chair shall conduct the meetings and shall have such other responsibilities as the committee or the Board may designate from time to time.

The committee may request any officer of the Company, or any representative of the Company's advisors, to attend a meeting or to meet with any member or representative of the committee.

RESOURCES AND AUTHORITY

The committee shall have appropriate resources and authority to discharge its responsibilities, including reasonable funding to compensate any consultants and any independent advisors retained by the committee. The committee shall have the authority to engage compensation consultants to assist in the evaluation of director or executive officer compensation and the authority to set the fees and other retention terms of such compensation consultants.

COMPENSATION COMMITTEE REPORT

The committee, with the assistance of management and any outside consultants the committee deems appropriate, shall prepare a report for inclusion in the Company's proxy statement relating to the Company's annual meeting of shareholders.

ANNUAL REVIEW

At least annually, the committee shall review this charter and evaluate its performance against the requirements of this charter. The committee shall conduct its review and evaluation in such manner as it deems appropriate.

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                                  ATTACHMENT A
                          TO THE J. M. SMUCKER COMPANY

                    EXECUTIVE COMPENSATION COMMITTEE CHARTER

                                POLICY STATEMENT
                                       ON
                         BOARD OF DIRECTOR COMPENSATION

The Executive Compensation Committee of The J. M. Smucker Company is responsible for periodically, as appropriate, reviewing the compensation for Board members. Any suggested recommendations for changes shall be submitted to the full Board for review. This Policy Statement has been adopted to suggest general principles that the committee intends to follow.

      1. The committee, or a subcommittee designated by the committee, with the assistance of outside compensation experts, will periodically benchmark the compensation of directors against companies of similar size in similar industries.

      2. Director compensation should be a combination of cash and company shares and should periodically be reevaluated to determine appropriate percentages of cash and shares.

      3. A portion of the share component of compensation should be in the form of options and/or deferred stock.

      4. Directors should be able to elect to defer a portion of compensation until their Board service is completed.

      5. Directors should be reimbursed for their reasonable travel and other expenses related to Board service.

      6. The current policy encourages director participation in The J. M. Smucker Company Matching Gifts Program.

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